POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO (02-02) RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                 UNITED STATES                 OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION       OMB Number:
                                                               3235-0145
                            Washington, D.C. 20549             Expires: December
                                                               31, 2005
                                 SCHEDULE 13G                  Estimated average
                                (Rule 13d-102)                 burden hours per
                                                               response. . 11




             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             ARCADIA RESOURCES, INC.
                                (Name of Issuer)

                                      $.001
                                  COMMON STOCK
                         (Title of Class of Securities)

                                    039209101
                                 (CUSIP Number)

                                SEPTEMBER 6, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [   ]   Rule 13d-1(b)
  [ X ]   Rule 13d-1(c)
  [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  039209101

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Potomac Capital Management LLC
            13-3984298

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION
            Limited Liability Company formed under the laws of the State of New York

NUMBER OF             5.   SOLE VOTING POWER
SHARES                     0
BENEFICIALLY
OWNED BY              6.   SHARED VOTING POWER
EACH                       7,113,156
REPORTING
PERSON WITH           7.   SOLE DISPOSITIVE POWER
                           0

                      8.   SHARED DISPOSITIVE POWER
                           7,113,156

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            The Reporting Persons own an aggregate of 7,113,156 shares consisting of 6,062,736 shares of common stock and 1,050,420 warrants to purchase common stock, representing in the aggregate 5.6% of the issued and oustanding shares.

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.6%

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC; OO (Limited Liability Corporation)

CUSIP NO.  039209101

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Potomac Capital Management Inc.
            13-3984786

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION
              Corporation formed under the laws of the State of New York

NUMBER OF             5.   SOLE VOTING POWER
SHARES                     0
BENEFICIALLY
OWNED BY              6.   SHARED VOTING POWER
EACH                       7,113,156 shares of common stock
REPORTING             7.   SOLE DISPOSITIVE POWER
PERSON WITH                0

                      8.   SHARED DISPOSITIVE POWER
                           7,113,156 shares of common stock

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            The Reporting Persons own an aggregate of 7,113,156 shares consisting of 6,062,736 shares of common stock and 1,050,420 warrants to purchase common stock, representing in the aggregate 5.6% of the issued and oustanding shares.

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.6%

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              HC; CO

CUSIP NO.  039209101

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Paul J. Solit

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.
            CITIZENSHIP OR PLACE OF ORGANIZATION
              U.S. Citizen

NUMBER OF             5.   SOLE VOTING POWER
SHARES                     0
BENEFICIALLY
OWNED BY              6.   SHARED VOTING POWER
EACH                       7,113,156 shares of common stock
REPORTING
PERSON WITH           7.   SOLE DISPOSITIVE POWER
                           0

                      8.   SHARED DISPOSITIVE POWER
                           7,113,156 shares of common stock

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            The Reporting Persons own an aggregate of 7,113,156 shares consisting of 6,062,736 shares of common stock and 1,050,420 warrants to purchase common stock, representing in the aggregate 5.6% of the issued and oustanding shares.

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.6%

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN; HC

ITEM 1.
           (A)  NAME OF ISSUER
                Arcadia Resources, Inc.
           (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                26777 Central Park Blvd., Suite 200
                Southfield, Michigan 48076

ITEM 2.
           (A)  NAME OF PERSON FILING
                Potomac Capital Management LLC
           (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                825 Third Avenue
                33rd Floor
                New York, New York 10022
           (C)  CITIZENSHIP
                Limited Liability Company formed under the laws of the State of New York.
           (A)  NAME OF PERSON FILING
                Potomac Capital Management Inc.
           (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                825 Third Avenue
                33rd Floor
                New York, New York 10022
           (C)  CITIZENSHIP
                Corporation formed under the laws of the State of New York.
           (A)  NAME OF PERSON FILING
                Paul J. Solit
           (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                c/o Potomac Capital Management LLC
                825 Third Avenue
                33rd Floor
                New York, New York 10022
           (C)  CITIZENSHIP
                U.S. Citizen
           (D)  TITLE OF CLASS OF SECURITIES
                Common Stock, par value $0.001 per share
           (E)  CUSIP NUMBER
                039209101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
           Not Applicable

           (A)   [ ]  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                      EXCHANGE ACT;
           (B)   [ ]  BANK AS DEFINED IN SECTION 3(A)(6) OF THE EXCHANGE ACT;
           (C)   [ ]  INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE
                       EXCHANGE ACT;
           (D)   [ ]  INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                      INVESTMENT COMPANY ACT;

           (E)   [ ]  AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE 13D-1(B)(1)
                      (II)(E);
           (F)   [ ]  AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
                      WITH RULE 13D-1(B)(1)(II)(F);
           (G)   [ ]  A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE
                      WITH RULE 13D-1(B)(1)(II)(G);
           (H)   [ ]  A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE
                      FEDERAL DEPOSIT INSURANCE ACT;
           (I)   [ ]  A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                      INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT;
           (J)   [ ]  GROUP, IN ACCORDANCE WITH RULE 13D-1(B)(1)(II)(J).

ITEM 4.    OWNERSHIP
           PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN
           ITEM 1.

           POTOMAC CAPITAL MANAGEMENT LLC
           POTOMAC CAPITAL MANAGEMENT INC.
           PAUL J. SOLIT
           (A)  AMOUNT BENEFICIALLY OWNED:   7,113,156 shares of common stock
           (B)  PERCENT OF CLASS:    5.6%
           (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE    0
                (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE 7,113,156 shares consisting of 6,062,736 shares of common stock and 1,050,420 warrants to purchase common stock, representing in the aggregate 5.6%of the issued and oustanding shares.
                (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF    0
                (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 7,113,156 shares consisting of 6,062,736 shares of common stock and 1,050,420 warrants to purchase common stock, representing in the aggregate 5.6%of the issued and oustanding shares.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
See Exhibit A attached hereto.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
Not Applicable.

ITEM 10.   CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 7th day of September, 2007
                                                POTOMAC CAPITAL MANAGEMENT LLC

                                                By: /s/ Paul J. Solit
                                                Paul J. Solit, Managing Member


                                                POTOMAC CAPITAL MANAGEMENT INC.

                                                By: /s/ Paul J. Solit
                                                Paul J. Solit, President

                                                PAUL J. SOLIT

                                                By:   /s/ Paul J. Solit
                                                Paul J. Solit

EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G:

Exhibit A         Identification of entities which acquired the shares which are the subject of this report on Schedule 13G

Exhibit B         Joint Filing Agreement dated September 7, 2007 among Potomac
                  Capital Management LLC, Potomac Capital Management, Inc.
                  and Paul J. Solit